U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     --------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     --------------------------------------

                              CAVALIER HOMES, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                              63-0949734
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

Highway 41 North and Cavalier Road
        Addison, Alabama                                         35540
(Address of Principal Executive Offices)                       (Zip Code)


                       STOCK OPTION PLAN FOR CONVERSION OF
                        BELMONT HOMES, INC. STOCK OPTIONS
                            (Full title of the plan)

                          ----------------------------

                                DAVID A. ROBERSON
                       Highway 41 North and Cavalier Road
                             Addison, Alabama 35540
                     (Name and address of agent for service)


                                 (205) 747-0044
          (Telephone number, including area code, of agent for service)

                                 with a copy to:


                              JOHN B. GRENIER, ESQ.
                         Bradley Arant Rose & White LLP
                                 2001 Park Place
                                   Suite 1400
                            Birmingham, Alabama 35203
                                 (205) 521-8000
                          ----------------------------

                         CALCULATION OF REGISTRATION FEE





                                                                                    Proposed      Proposed maximum        Amount of
 Title of securities to                                            Amount to be  maximum offering  aggregate offering   registration
     be registered                                                  registered    price per share      price                 fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per share (including attendant      270,000 shares     $15.08(1)       $3,384,030(2)        $998.29
Rights to Purchase Series A Junior Participating
 Preferred Stock): Stock Option Plan for Conversion               270,000 rights
 of Belmont Homes, Inc. Stock Options


 ============================================================================

(1) Calculated pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the "Securities Act"), and sets forth the highest offering price produced for any participant, based upon an original option price of $12.06 for shares of common stock of Belmont Homes, Inc. divided by 0.80, the conversion ratio specified in the Merger Agreement pursuant to which the stock options were converted.
(2) Calculated pursuant to Rule 457(h)(1) under the Securities Act, and is computed based upon the number of shares that may be purchased at each of four different exercise prices.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.  *

Item 2.  Registrant Information and Employee Plan Annual Information. *

* The information required by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.


                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.    Incorporation of Documents by Reference.

The following documents filed by Cavalier Homes, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference as of their respective dates:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (including the portions of the Company's Proxy Statement for its Annual Meeting of Stockholders held May 14, 1997 that are incorporated by reference therein) (File No. 1-9792).

(2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1997, June 27, 1997 and September 26, 1997 (File No. 1-9792).

(3) The Company's Current Reports on Form 8-K dated August 20, 1997, December 11, 1997 and January 15, 1998 (File No. 1-9792).

(4)  The  description  of  the  Company's  Shares  contained  in  the  Company's
     Registration Statement on Form 8-A, filed with the Commission under the Exchange Act on December 9, 1987, as amended by the Company's Form 8-A dated December 16, 1987, and as updated (A) in the Registration Statement on Form S-3, effective June 23, 1993 (File No. 1-9792), to reflect the increase of the number of shares of authorized common stock from 5,000,000 shares to 15,000,000 shares, (B) by the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on December 2, 1994 (File No. 1-9792), reflecting the listing of the Common Stock on the NYSE, and
     (C) under the caption "Proposed Amendment to Certificate of Incorporation" in the Company's Proxy Statement dated March 25, 1997 (File No. 1-9792) to reflect the increase of the number of shares of authorized common stock from 15,000,000 to 50,000,000.

(5) The description of the Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act on October 29, 1996 (File No. 1-9792), and as amended by the Company's Form 8-A filed on November 11, 1996 (File No. 1-
     9792).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part of the Registration Statement from the date of the filing of such documents.

Item 6.    Indemnification of Directors and Officers.

     The Amended and Restated By-laws of Registrant provide that Registrant will indemnify its directors and officers in actions, suits or proceedings (other than derivative actions) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws give the Registrant the power in its discretion to indemnify any employee or agent of the Registrant in the same manner as the Registrant is required to indemnify its officers and directors pursuant to the foregoing sentence. The By-laws provide that the Registrant shall indemnify any director or officer of the Registrant who is a party to any derivative action on behalf of the Registrant against expenses (including attorneys' fees) actually and reasonably incurred by such director or officer if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Registrant, and except that no indemnification shall be made in respect of any claim as to which such person shall have been judged to be liable to Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity. The By-laws give the Registrant the power in its discretion to indemnify any employee or agent of Registrant in the same manner as the Registrant is required to indemnify its officers and directors pursuant to the foregoing sentence. The By-laws further provide that the Registrant may purchase and maintain insurance on behalf of its respective directors, officers, employees or agents.

     Section 145 of the Delaware General Corporation Law contains provisions governing the indemnification of directors and officers by Delaware corporations. The statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action was brought decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the Delaware General Corporation Law.

     A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement must be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, even though less than a quorum, or by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, or by the stockholders.

     Under the Delaware General Corporation Law, a corporation may pay or reimburse the reasonable expenses incurred by a director or officer who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she was not entitled to be indemnified.

     The indemnification provisions of the Delaware General Corporation Law are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The indemnification provided for under the Delaware General Corporation Law continues as to a person who ceases to be a director or officer.

     The Registrant's Amended and Restated Certificate of Incorporation, as amended, provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
     Section 174 of the Delaware General Corporation Law, as the same exists or may be hereafter amended, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law permits the Registrant to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Registrant, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority and as authorized by its By-laws, the Registrant maintains such insurance on behalf of its directors and officers.

Item 8.    Exhibits.

*4(a)The Certificate of Designation of Series A Junior  Participating  Preferred
     Stock of Cavalier Homes, Inc. as filed with the Office of the Delaware Secretary of State on October 24, 1996 and filed as Exhibit A to Exhibit 4 to Cavalier Homes, Inc.'s Registration Statement on Form 8-A filed on October 30, 1996.
*4(b)Rights Agreement between Cavalier Homes,  Inc. and ChaseMellon  Shareholder
     Services, LLC, filed as Exhibit 4 to Cavalier Homes, Inc.'s Current Report on Form 8-K dated October 30, 1996.
*4(c)Articles four, six, seven, eight and nine of Cavalier Homes, Inc.'s Amended and Restated Certificate of Incorporation, as amended, filed as Exhibit 3(a) to Cavalier Homes, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993, and the amendment thereto, filed as Exhibit 3(b) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 27, 1997.
*4(d)Article II, Sections 2.1 through 2.18;  Article III,  Sections 3.1 and 3.2;
     Article IV,  Sections  4.1 and 4.3;  Article VI,  Sections 6.1 through 6.5;
     Article VIII, Sections 8.1 and 8.2; and Article IX of the Company's Amended and Restated By-laws, included in the Amended and Restated By-laws of Cavalier Homes, Inc. filed as Exhibit 3(d) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 27, 1997.
5 Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered.
23(a)Consent of Bradley Arant Rose & White LLP (included in Exhibit 5). 23(b)Consent of Deloitte & Touche LLP.
24   Powers of Attorney.

*   Incorporated by reference.


Item 9.    Undertakings

           (a)    The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Alabama, on this 30th day of January, 1998.

                              CAVALIER HOMES, INC.


                           By: /s/ David A. Roberson
                              ----------------------
                                David A. Roberson
                                    President
                           and Chief Executive Officer



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
     registration statement has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                        Title                   Date

        /s/ David A. Roberson              Director and         January 30, 1998
          David A. Roberson         Principal Executive Officer


        /s/ Michael R. Murphy              Director and         January 30, 1998
          Michael R. Murphy              Principal Financial
                                       and Accounting Officer


        /s/ Barry B. Donnell        Chairman of the Board       January 30, 1998
          Barry B. Donnell                and Director

    /s/ Thomas A. Broughton, III          Director              January 30, 1998
      Thomas A. Broughton, III

           /s/ John W Lowe                Director              January 30, 1998
             John W Lowe

         /s/ Lee Roy Jordan               Director              January 30, 1998
           Lee Roy Jordan

         /s/ Gerald W. Moore              Director              January 30, 1998
           Gerald W. Moore

                                          Director
       A. Douglas Jumper, Sr.

                                          Director
            Mike Kennedy

                                INDEX TO EXHIBITS



     *4(a)The  Certificate  of  Designation  of  Series A  Junior  Participating
          Preferred Stock of Cavalier Homes, Inc. as filed with the Office of the Delaware Secretary of State on October 24, 1996 and filed as Exhibit A to Exhibit 4 to Cavalier Homes, Inc.'s Registration Statement on Form 8-A filed on October 30, 1996.
     *4(b)Rights  Agreement   between  Cavalier  Homes,   Inc.  and  ChaseMellon
          Shareholder Services, LLC, filed as Exhibit 4 to Cavalier Homes, Inc.'s Current Report on Form 8-K dated October 30, 1996.
     *4(c)Articles four,  six, seven,  eight and nine of Cavalier Homes,  Inc.'s
          Amended and Restated Certificate of Incorporation, as amended, filed as Exhibit 3(a) to Cavalier Homes, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993, and the amendment thereto, filed as Exhibit 3(b) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 27, 1997.
     *4(d)Article II, Sections 2.1 through 2.18;  Article III,  Sections 3.1 and
          3.2; Article IV, Sections 4.1 and 4.3; Article VI, Sections 6.1 through 6.5; Article VIII, Sections 8.1 and 8.2; and Article IX of the Company's Amended and Restated By-laws, included in the Amended and Restated By-laws of Cavalier Homes, Inc. filed as Exhibit 3(d) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 27, 1997.
     5 Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered.
     23(a) Consent of Bradley Arant Rose & White LLP (included in Exhibit 5). 23(b) Consent of Deloitte & Touche LLP.
     24   Powers of Attorney.



*   Incorporated by reference.